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                        [KOHRMAN JACKSON & KRANTZ P.L.L. LETTERHEAD]

                                    July 26, 1996




New West Eyeworks, Inc.
2104 West Southern Avenue
Tempe, AZ  85282

    Re:  REGISTRATION STATEMENT ON FORM S-8 OF NEW WEST EYEWORKS, INC.

Ladies and Gentlemen:

    New West Eyeworks, Inc., a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 200,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), pursuant to stock options ("Options") granted or to be granted under the Amended and Restated New West Eyeworks, Inc. Stock Option Plan (the "Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

    In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company;
(ii) resolutions of the Board of Directors of the Company authorizing the Plan and related matters; (iii) minutes of the meeting at which the Plan was approved by the stockholders of the Company; (iv) the Plan; and (v) such other documents and instruments as we have deemed necessary for providing this opinion letter.

    We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or


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                        [KOHRMAN JACKSON & KRANTZ P.L.L. LETTERHEAD]


New West Eyeworks, Inc.
Page 2
July 26, 1996


certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

    Based upon the foregoing examination, we are of the opinion that (i) the Company presently has at least 200,000 authorized and unissued shares of Common Stock from which the 200,000 Shares proposed to be sold pursuant to the exercise of Options granted under the Plan may be issued, and (ii) assuming (a) the Company maintains an adequate number of authorized but unissued Shares and treasury Shares available for issuance to those persons who exercise Options granted in accordance with the Plan and (b) the Shares are duly delivered against payment therefor in accordance with the terms of the Plan, the Shares issued pursuant to the exercise of Options granted in accordance with the Plan will be validly issued, fully paid and non-assessable.

    We express no opinion other than as to the Federal law of the United States and the General Corporation Law of the State of Delaware.

    We bring to your attention that Byron S. Krantz, a partner of this firm, is a stockholder, a director and the Secretary of the Company, and Marc C. Krantz, a partner of this firm, is a stockholder of the Company.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.




                                       KOHRMAN JACKSON & KRANTZ P.L.L.



                                       /S/   KOHRMAN JACKSON & KRANTZ P.L.L.
                                       ---------------------------------------
                                       By:  Marc C. Krantz, a partner